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                                                                    EXHIBIT 11.1


              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

THREE MONTHS ENDED SEPTEMBER 30, 2000

                   Net Loss        Weighted Average Shares Outstanding          Loss per Share
                   --------        -----------------------------------          --------------
Basic             $1,293,890        divided by     11,316,069       =               $0.11
Diluted           $1,293,890        divided by     11,316,069       =               $0.11

NINE MONTHS ENDED SEPTEMBER 30, 2000

                   Net Loss        Weighted Average Shares Outstanding          Loss per Share
                   --------        -----------------------------------          --------------
Basic             $4,234,189        divided by      11,297,850       =              $0.37
Diluted           $4,234,189        divided by      11,297,850       =              $0.37